Exhibit h(5)(a)

MEMORANDUM

TO:	VALIC Company I

FROM:	The Variable Annuity Life Insurance Company (“VALIC”)

RE:	Expense Limitations Agreement

DATE:	August 1-2, 2016

The parties to this Agreement hereby agree and confirm that VALIC agrees to waive its fees and/or reimburse expenses to the extent necessary so that each series’ Total Annual Fund Operating Expenses After Expense Reimbursement (as set forth in its prospectus) do not exceed the amounts shown below.1 The expense limitations shown below are net of any expense reduction realized through the use of directed brokerage commissions and will be in effect from October 1, 2016, through September 30, 2017.

Series Name	Total Annual Fund Operating Expenses After Expense Reimbursement[2]
Blue Chip Growth Fund	0.85%
Broad Cap Value Income Fund	0.85%
Core Equity Fund	0.80%
Dividend Value Fund	0.82%
Dynamic Allocation Fund[3]	0.32%
Growth & Income Fund	0.85%
International Growth Fund	1.01%
Money Market I Fund	0.55%
Nasdaq-100® Index Fund	0.53%
Small Cap Aggressive Growth Fund	0.99%
Small Cap Fund	0.93%
Small-Mid Growth Fund	1.00%
Value Fund	0.85%

[SIGNATURE PAGE TO FOLLOW]

[1]	Expenses shall not include extraordinary expenses (i.e., expenses that are unusual in nature and/or infrequent in occurrence, such as litigation), or acquired fund fees and expenses, brokerage commissions and other transactional expenses relating to the purchase and sale of portfolio securities, interest, taxes and governmental fees, and other expenses not incurred in the ordinary course of a series’ business.
[2]	Expressed as a percentage of average annual net assets.
[3]	VALIC retains the right to receive reimbursements of, and VC I Dynamic Allocation Fund (the “Fund”) agrees to reimburse reductions of the fees paid to VALIC under the Investment Advisory Agreement (the “Advisory Agreement”) and the expenses paid by VALIC or reimbursed by it, for a period of two years after the occurrence of any waiver and/or reimbursement; provided, however, that such payment to VALIC shall not be made if it would cause the annual fund operating expenses of the Fund’s shares to exceed 0.32%. Upon the termination of the Advisory Agreement, VALIC will continue to be entitled to receive reimbursements of amounts already waived and/or reimbursed, and at the expense cap levels in effect at the time such waivers and/or reimbursements occurred.

The Variable Annuity Life Insurance Company

By:	/s/ Eric S. Levy
Eric S. Levy, Executive Vice President

VALIC Company I

By:	/s/ Gregory Kingston
Gregory Kingston, Treasurer and Principal Financial Officer